Exhibit 99a
                                  News Release

                                  DATE:       October 15, 1998
                                  RELEASE:    Upon Receipt
                                  CONTACT:    Financial: Clifford J. Hebert Jr.
                                              (617) 357-9590
                                              General: Frederick L. Mason III
                                              (508) 559-2000 ext. 3662




           Eastern Utilities Sells Somerset Station to Minnesota-based NRG Energy

SOMERSET, Mass., Oct. 15   Eastern Utilities Associates (NYSE:EUA) announced
today that its Montaup Electric Co. subsidiary has signed an agreement to sell its Somerset (Mass.) Station electric generating plant for $55 million to NRG Energy, Inc., a wholly-owned subsidiary of Northern States Power Co. (NYSE:
NSP), based in Minneapolis, Minn. Sale of the 160-megawatt (MW) power plant is expected to be completed in the first quarter of 1999 following regulatory approvals.

"We are very pleased to have a company with NRG's international reputation and track record in the power industry make a commitment to power generation in this region," said Donald G. Pardus, EUA's Chairman and Chief Executive Officer. "This sale represents completion of divestiture of all of Montaup's wholly-owned power generation assets."

Montaup is selling its generating assets under terms of its settlement agreements with Massachusetts and Rhode Island as part of the ongoing deregulation of New England's electric industry. The purchase price for Somerset Station is about 1.8 times the station's book value.

Pardus noted that EUA plans to file for approval of this sale with the Massachusetts Department of Telecommunication and Energy and the Federal Energy Regulatory Commission (FERC) later this month. The sale will help lower EUA's stranded costs in accordance with the company's settlement agreements with FERC.

The sale also includes an additional 69 MW of currently deactivated generating capacity, real estate as well as generating equipment at the 1.2 megawatt Pawtucket Hydro Station in Pawtucket, R.I., owned by another EUA
subsidiary   Blackstone Valley Electric Co.  Details of the Pawtucket Hydro
sale are expected to be completed in a week or two.

NRG Energy is one of the world's leading independent power producers, specializing in the development, construction, operation, maintenance and ownership of reliable, cost-efficient and environmentally sensitive power plants. Established in 1989, NRG is involved in more than 10,500 megawatts of projects throughout the United States, Europe, the Pacific Rim and Latin America. NRG Energy's World Wide Web site is <www.nrgenergy.com>

Shares of Boston-based EUA are traded on the New York and Pacific Stock Exchanges. Besides Montaup, EUA's electric utility subsidiaries in Massachusetts and Rhode Island are Eastern Edison, Blackstone Valley Electric and Newport Electric, collectively serving more than 300,000 customers. Other subsidiaries include EUA Cogenex Corp.; EUA Energy Investment Corp.; EUA Ocean State Corp.; EUA Service Corp.; and EUA Energy Services, Inc. Information about EUA is available on the World Wide Web at <www.eua.com>

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